JPMorgan Chase Financial Company LLC	November 2025

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated November 7, 2025

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Assets

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates) with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold level. However, if, on any determination date, the closing price of one ETF Share is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. In addition, if the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates). If the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates). If, however, the securities have not been automatically redeemed prior to maturity and the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the ETF Shares. Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Fund seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the ETF Shares. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® Bitcoin Trust ETF (Bloomberg ticker: IBIT UQ Equity). We refer to the iShares® Bitcoin Trust ETF as the “Fund.”
Aggregate principal amount:	$6,396,000
Early redemption:

If, on any determination date (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing price of one ETF Share is below the initial share price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date plus (iii) any previously unpaid contingent quarterly payments with respect to any prior determination dates.
Contingent quarterly payment:

•   If, on any determination date, the closing price of one ETF Share is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $34.00 (3.40% of the stated principal amount) per security on the related contingent payment date plus any previously unpaid contingent quarterly payments with respect to any prior determination dates. However, even if any unpaid contingent quarterly payment is payable on a later contingent payment date, no additional interest will accrue or be payable in respect of that unpaid contingent quarterly payment.

•   If, on any determination date, the closing price of one ETF Share is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the closing price of one ETF Share will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date plus (iii) any previously unpaid contingent quarterly payments with respect to any prior determination dates.
	• If the final share price is less than the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor. This cash payment will be less than 60% of the stated principal amount of the securities and could be zero.
Downside threshold level:	$35.328, which is equal to 60% of the initial share price
Initial share price:	$58.88, which was the closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the final determination date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Share performance factor:	final share price / initial share price
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	November 7, 2025
Original issue date (settlement date):	November 13, 2025
Maturity date*:	November 12, 2027
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(2)	$980.00
		$5.00(3)
Total	$6,396,000.00	$127,920.00	$6,268,080.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a liquidation event as described under “Supplemental Terms of the Securities — Acceleration Upon a Liquidation Event” and “Risk Factors — Risks Relating to the Securities Generally — We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a liquidation event occurs” in this pricing supplement

The estimated value of the securities on the pricing date was $940.40 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 10 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Terms continued from previous page:

Determination dates*:	February 9, 2026, May 7, 2026, August 7, 2026, November 9, 2026, February 8, 2027, May 7, 2027, August 9, 2027 and November 8, 2027
Contingent payment dates*:	February 12, 2026, May 12, 2026, August 12, 2026, November 13, 2026, February 11, 2027, May 12, 2027, August 12, 2027 and the maturity date
CUSIP / ISIN:	48136JGW8 / US48136JGW80
Listing:	The securities will not be listed on any securities exchange.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a liquidation event as described under “Supplemental Terms of the Securities — Acceleration Upon a Liquidation Event” and “Risk Factors — Risks Relating to the Securities Generally — We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a liquidation event occurs” in this pricing supplement

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due November 12, 2027 Based on the Performance of the iShares® Bitcoin Trust ETF, which we refer to as the securities, do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates) with respect to each quarterly determination date on which the closing price of one ETF Share is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold level. The contingent quarterly payment (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates), if any, will be payable quarterly on the contingent payment date immediately following the related determination date. However, if the closing price of one ETF Share is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period. It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the closing price of one ETF Share was at or above the downside threshold level on some quarterly determination dates, the closing price of one ETF Share may fluctuate below the downside threshold level on others.

If the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date plus any previously unpaid contingent quarterly payments with respect to any prior determination dates. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates). However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the share performance factor, which will be less than 60% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the ETF Shares.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the iShares® Bitcoin Trust ETF is a “Fund.”

The securities are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the ETF Shares, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the securities. Notwithstanding anything to the contrary in the indenture governing the securities, that amendment will become effective without consent of the holders of the securities or any other party.

Acceleration Upon a Liquidation Event

Notwithstanding anything to the contrary under “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of Closing Price and Trading Price” in the accompanying product supplement, if the Fund (or a successor fund (as defined in the accompanying product supplement)) is delisted, liquidated or otherwise terminated (each, a “liquidation event”) and the calculation agent determines, in its sole discretion, that no successor fund is available, we will have the right, but not the obligation, to accelerate the payment on the securities. If we choose to exercise this right, (a) we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee, on which notice the trustee may conclusively rely, at its New York office, and to The Depository Trust Company, or DTC, as holder of the securities, (b) the amount due and payable per security upon early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we (or the calculation agent) deliver notice of acceleration and (c) that amount will be payable on the fifth business day following the date on which we (or the calculation agent) deliver notice of acceleration, and the maturity date will be accelerated to that fifth business day. In determining the amount due and payable upon the occurrence of a liquidation event due to delisting of

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

the ETF Shares, the calculation agent will consider the last price published by the relevant exchange before such delisting.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which payment is due.

November 2025	Page 4

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates) with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 60% of the initial share price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment plus any previously unpaid contingent quarterly payments with respect to any prior determination dates, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any determination date (other than the final determination date), the closing price of one ETF Share is greater than or equal to the initial share price.

▪       The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date plus (iii) any previously unpaid contingent quarterly payments with respect to any prior determination dates.

▪        Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level.

▪        The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date plus (iii) any previously unpaid contingent quarterly payments with respect to any prior determination dates.

▪        Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold level.

▪        The payment due at maturity will be (i) the stated principal amount times (ii) the share performance factor.

▪        Investors will lose a significant portion, and may lose all, of their principal in this scenario.

November 2025	Page 5

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of one ETF Share and (2) the final share price.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

November 2025	Page 6

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial share price:	$100.00
Hypothetical downside threshold level:	$60.00, which is 60% of the hypothetical initial share price
Hypothetical share adjustment factor:	1.0
Contingent quarterly payment:	$34.00 (3.40% of the stated principal amount) per security

The hypothetical initial share price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial share price.  The actual initial share price is the closing price of one ETF Share on the pricing date and is specified on the cover of this pricing supplement.  For historical data regarding the actual closing prices of the ETF Shares, please see the historical information set forth under “iShares® Bitcoin Trust ETF Overview” in this pricing supplement.

In Examples 1 and 2, the closing price of one ETF Share fluctuates over the term of the securities and the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date). Because the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date), the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of one ETF Share on each determination date (other than the final determination date) is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment(s)	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment(s)	Early Redemption Payment*
#1	$50.00	$0	N/A	$95.00	$34.00	N/A
#2	$100.00	—*	$1,068.00	$50.00	$0	N/A
#3	N/A	N/A	N/A	$45.00	$0	N/A
#4	N/A	N/A	N/A	$80.00	$102.00	N/A
#5	N/A	N/A	N/A	$95.00	$34.00	N/A
#6	N/A	N/A	N/A	$140.00	—*	$1,034.00
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of one ETF Share is greater than or equal to the initial share price plus any unpaid contingent quarterly payments with respect to any prior determination dates and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the closing price of one ETF Share on the second determination date is equal to the initial share price. As the closing price of one ETF Share on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment + unpaid contingent quarterly payment(s) =

$1,000 + $34.00 + $34.00 = $1,068.00

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the sixth determination date as the closing price of one ETF Share on the sixth determination date is greater than the initial share price. As the closing price of one ETF

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Share on each of the first, fourth and fifth determination dates is greater than the downside threshold level, you receive the contingent quarterly payment of $34.00 with respect to each of those determination dates (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates). Following the sixth determination date, you receive an early redemption payment of $1,034.00, which includes the contingent quarterly payment with respect to the sixth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the ETF Shares have appreciated by 40% from the initial share price on the sixth determination date, you only receive $1,034.00 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $1,204.00 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment(s)	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment(s)	Early Redemption Payment
#1	$45.00	$0	N/A	$45.00	$0	N/A
#2	$55.00	$0	N/A	$55.00	$0	N/A
#3	$50.00	$0	N/A	$57.50	$0	N/A
#4	$55.00	$0	N/A	$50.00	$0	N/A
#5	$45.00	$0	N/A	$47.50	$0	N/A
#6	$40.00	$0	N/A	$45.00	$0	N/A
#7	$45.00	$0	N/A	$40.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$60.00	—*	N/A
Payment at Maturity	$400.00			$1,272.00

* The final contingent quarterly payment, if any, (plus any unpaid contingent quarterly payments with respect to any prior determination dates) will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of one ETF Share remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of one ETF Share. As the final share price is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × share performance factor = $1,000 × $40.00 / $100.00 = $400.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing price of one ETF Share decreases to a final share price of $60.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date plus any previously unpaid contingent quarterly payments with respect to any prior determination dates. Your payment at maturity is calculated as follows:

$1,000 + $34.00 + $238.00 = $1,272.00

In this example, although the final share price represents a 40% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment with respect to the final determination date (plus any previously unpaid contingent quarterly payments with respect to any prior determination dates), equal to a total payment of $1,272.00 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the share performance factor. In this case, your payment at maturity will be less than 60% of the stated principal amount and could be zero.
▪	You will not receive any contingent quarterly payment for any quarterly period (or any previously unpaid contingent quarterly payments) if the closing price of one ETF Share on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment with respect to a quarterly period (and any previously unpaid contingent quarterly payments with respect to any prior quarterly periods) will be made only if the closing price of one ETF Share on the relevant determination date is greater than or equal to the downside threshold level. If the closing price of one ETF Share is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. You will not receive any unpaid contingent quarterly payments if the closing price of one ETF Share on each subsequent determination date is less than the downside threshold level. It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.
▪	The contingent quarterly payment is based solely on the closing prices of one ETF Share on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date (and whether any previously unpaid contingent quarterly payments with respect to any prior determination dates will be paid) will be based on the closing price of one ETF Share on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment (plus any previously unpaid contingent quarterly payments) until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing price of one ETF Share on a specific determination date, if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of one ETF Share was higher on other days that are not subsequent determination dates during the term of the securities.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 12, 2027

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

▪	Investors will not participate in any appreciation of the ETF Shares. Investors will not participate in any appreciation of the ETF Shares from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of one ETF Share is greater than or equal to the downside threshold level, if any.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a liquidation event occurs — If a liquidation event occurs and the calculation agent determines, in its sole discretion, that no successor fund is available, we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. For more information, see “Supplemental Terms of the Securities — Acceleration Upon a Liquidation Event” in this pricing supplement.
■	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any contingent quarterly payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax

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adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial share price and the downside threshold level and will determine the final share price and whether the closing price of one ETF Share on any determination date is greater than or equal to the initial share price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the selection of a successor to the Fund, and any anti-dilution adjustments, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the ETF Shares. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, as a result, the downside threshold level, which is the price at or above which the ETF Shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the ETF Shares at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the ETF Shares on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

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▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the securities;
o	whether the closing price of one ETF Share has been, or is expected to be, less than the downside threshold level on any determination date and whether the final share price is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	interest and yield rates in the market generally;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

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Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the ETF Shares

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares or the underlying asset. Investors in the securities will not have voting rights or any other rights with respect to the ETF Shares or the underlying asset.
▪	The Fund is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act. Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying asset as well as the net asset value per ETF Share. The Fund does not fully replicate the performance of bitcoin, which we refer to as the underlying asset with respect to the Fund, due to the fees and expenses charged by the Fund or by restrictions on access to the underlying asset due to other circumstances. Additionally, there is a risk that part or all of the Fund’s holdings in its underlying asset could be lost, stolen or destroyed. Access to the Fund’s underlying asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack or cyberattack). All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the Fund’s underlying asset. In addition, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, the Fund’s underlying asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares.  As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share.  For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying asset as well as the net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The securities are subject to volatility risk. Greater expected volatility with respect to the ETF Shares indicates a greater likelihood as of the pricing date that the closing price of one ETF Share on any determination date could be less than the downside threshold level or that the final share price could be less than the downside threshold level if the securities have not been automatically redeemed. The ETF Shares’ volatility, however, can change significantly over the term of the securities. The closing price of one ETF Share could fall sharply during the term of the securities, which could result in you losing one or more, or all, of the contingent quarterly payments or a significant portion or all of your principal amount at maturity. In addition, because the Fund is linked to a single asset, not a diverse basket or a broad-based index, the securities carry greater risk and may be more volatile than securities linked to the values of a diverse basket or a broad-based index. Furthermore, bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the ETF Shares.
▪	The securities are subject to risks relating to bitcoin and the bitcoin network. The ETF Shares offer exposure to bitcoin. Bitcoin is a digital asset designed to act as a medium of exchange and does not represent legal tender. Use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin are new and novel products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about bitcoin holdings is limited, as ownership of bitcoin is semi-anonymous and the supply of accessible bitcoin is unknown.

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Bitcoin is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal, state and/or foreign governments may restrict the use and exchange of bitcoin and any such regulatory actions may adversely affect the value of bitcoin. Bitcoin and the bitcoin network face significant challenges to scaling. Bitcoin has been and may continue to be subject to extreme market volatility.

Competition from other digital assets or so-called “central bank digital currencies” could adversely affect the value of bitcoin. Political or economic crises may motivate large-scale sales of bitcoin, which could result in a reduction in the prices of bitcoin and adversely affect an investment in the securities. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, bitcoin may lead to decreased participation in the bitcoin network or decreased interest in or use of bitcoin, which could adversely affect the value of bitcoin and therefore the value of and return on the securities. The value of bitcoin may fall sharply, and potentially to zero, causing you to lose a significant portion or all of your principal amount at maturity. If bitcoin continues to be subject to sharp fluctuations, the ETF Shares and the securities may be adversely affected.

The value of bitcoin could be adversely affected by the actions of bitcoin miners. Your investment in the securities could also be adversely affected by a temporary or permanent “fork” (or “split”) of the bitcoin network and the blockchain, with one version running pre-modified software and the other running modified software. Even when held indirectly, investment vehicles like the ETF Shares may be affected by the high volatility associated with bitcoin exposure. Bitcoin is susceptible to theft, loss, destruction and fraud.

Bitcoin exchanges and other trading venues on which bitcoin trades are also relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Bitcoin exchanges may stop operating or permanently shut down due to fraud, technical glitches, internet disruptions, hackers or malware (e.g., intentional network attacks), which may also affect the price of bitcoin. Events that negatively affect bitcoin may negatively affect the performance of the ETF Shares and the securities.

▪	Limited trading history. The ETF Shares commenced trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance. Accordingly, historical information for the ETF Shares is available only since that date. Past performance should not be considered indicative of future performance.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the ETF Shares, or engaging in transactions in them, and any such action could adversely affect the value of the securities or the ETF Shares. These legislative and regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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iShares® Bitcoin Trust ETF Overview

The iShares® Bitcoin Trust ETF is an exchange-traded fund that seeks to reflect generally the performance of the price of bitcoin before the payment of its expenses and liabilities. The assets of the iShares® Bitcoin Trust ETF consist primarily of bitcoin held by the bitcoin custodian on behalf of the iShares® Bitcoin Trust ETF. For additional information about the iShares® Bitcoin Trust ETF, see Annex A in this pricing supplement.

Information as of market close on November 7, 2025:

Bloomberg Ticker Symbol:	IBIT	52 Week High (on 10/6/2025):	$71.29
Current Closing Price:	$58.88	52 Week Low (on 4/8/2025):	$43.59
52 Weeks Ago (on 11/7/2024):	$43.60

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of one ETF Share for each quarter in the period from January 11, 2024 through November 7, 2025. The ETF Shares commenced trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance. The closing price of one ETF Share on November 7, 2025 was $58.88. The associated graph shows the closing prices of the ETF Shares for each day in the same period. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits.

The historical closing prices of the ETF Shares should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the determination dates.

iShares® Bitcoin Trust ETF	High	Low	Period End
2024
First Quarter (commencing January 11, 2024)	$41.95	$22.32	$40.47
Second Quarter	$40.95	$32.39	$34.14
Third Quarter	$38.93	$30.41	$36.13
Fourth Quarter	$60.73	$33.95	$53.05
2025
First Quarter	$60.42	$44.91	$46.81
Second Quarter	$63.23	$43.59	$61.21
Third Quarter	$69.84	$59.84	$65.00
Fourth Quarter (through November 7, 2025)	$71.29	$57.18	$58.88

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The iShares® Bitcoin Trust ETF - Daily Closing Prices* January 11, 2024 to November 7, 2025

*The dotted line in the graph indicates the downside threshold level, equal to 60% of the initial share price.

This document relates only to the securities offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the ETF Shares from the publicly available documents described in the first paragraph under this “iShares® Bitcoin Trust ETF Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Bitcoin Trust ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Bitcoin Trust ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “iShares® Bitcoin Trust ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time the securities are priced) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® Bitcoin Trust ETF could affect the value received at maturity, if any, with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the

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Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any contingent quarterly payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” and “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “iShares® Bitcoin Trust ETF Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such

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securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

• Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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Annex A

The iShares® Bitcoin Trust ETF

All information contained in this pricing supplement regarding the iShares® Bitcoin Trust ETF (“the IBIT Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the IBIT Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors, a California corporation that is a wholly-owned subsidiary of BlackRock, Inc., is the trustee of the IBIT Fund and Wilmington Trust Company, a Delaware trust company, serves as the Delaware trustee of the IBIT Fund. The Bank of New York Mellon is the cash custodian of the IBIT Fund and the administrator of the trust and Coinbase Custody Trust Company, LLC is the bitcoin custodian of the IBIT Fund. Coinbase, Inc., an affiliate of Coinbase Custody Trust Company, LLC, is the prime exchange agent. The IBIT Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “IBIT.”

The IBIT Fund is a Delaware statutory trust sponsored by iShares Delaware that seeks to reflect generally the performance of the price of bitcoin, which is its underlying asset, less the IBIT Fund’s expenses and liabilities. The assets of the IBIT Fund consist primarily of bitcoin held by a custodian on behalf of the IBIT Fund.

The IBIT Fund issues (in blocks of 40,000 shares, each of which is referred to as a “basket”) shares representing fractional undivided beneficial interests in its net assets. The assets of the IBIT Fund consist primarily of bitcoin held by a custodian on behalf of the IBIT Fund. The shares of the IBIT Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. The trustee of the IBIT Fund sells bitcoin held by the IBIT Fund to pay the IBIT Fund’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

The IBIT Fund is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of bitcoin. The IBIT Fund pays the sponsor’s fee, which accrues daily at an annualized rate equal to 0.25% of the net asset value of the IBIT Fund, at least quarterly in arrears. The trustee of the IBIT Fund will, when directed by the sponsor of the IBIT Fund, and, in the absence of such direction, may in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of the IBIT Fund sponsor’s fee and IBIT Fund expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of bitcoin necessary to pay the IBIT Fund sponsor’s fee and IBIT Fund expenses or liabilities not assumed by the IBIT Fund sponsor, the net asset value of the IBIT Fund will decrease over the life of the trust. New purchases of bitcoin utilizing cash proceeds from new shares issued by the IBIT Fund do not reverse this trend. A decrease in the amount of bitcoin represented by each share is expected to result in a decrease in the price of the shares, even if the price of bitcoin has not changed. To retain the share’s original price, the price of bitcoin would likely have to increase. Without that increase, the lesser amount of bitcoin represented by the share would be expected to cause the shares to have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of bitcoin represented by each share, the price of the shares will likely decrease.

Information provided to or filed with the SEC by the IBIT Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-272680 and 001-41914, respectively, through the SEC’s website at http://www.sec.gov. The IBIT Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The IBIT Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Bitcoin. Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital

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assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers

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